Exhibit 99.1
CORRECTION — XO Holdings, Inc.
HERNDON, VA — August 11, 2009 — In the news release, “XO Holdings Reports Second Quarter 2009 Financial Results,” issued Monday, August 10, 2009 by XO Holdings, Inc. (OTCBB: XOHO), we are advised by the company that the header in the fourth column of the table titled “Reconciliation of Net Loss to Adjusted EBITDA,” should read “June 30, 2009” rather than “June 30, 2008” as originally issued. Complete corrected text follows.
XO Holdings Reports Second Quarter 2009 Financial Results
—Steady Revenue Growth Driven by Broadband Offerings—
HERNDON, VA — August 10, 2009 — XO Holdings, Inc. (OTCBB: XOHO) today announced its second quarter 2009 financial and operational results, reporting steady year-over-year and quarterly revenue growth. This reaffirms the company’s strategic direction and competitive position.
Total revenue for the second quarter of 2009 was $385.6 million, an increase of $18.2 million, or 5.0%, compared to the same period last year. Net loss in the second quarter of 2009 was $6.0 million, an improvement of $23.0 million, or 79.3%, compared to the $29.0 million net loss reported for the same period last year. Adjusted EBITDA (a non-GAAP financial measure) was $37.1 million in the second quarter of 2009, an increase of $10.3 million compared to the same period last year.
Second Quarter 2009 Financial Results

				% Change
				Q2 2009 –
($ in millions)	Q2 2009	Q1 2009	Q2 2008	Q2 2008
Revenue	$385.6	$377.8	$367.4	5.0%
Adjusted EBITDA (1)	$37.1	$28.1	$26.7	38.7%
Adjusted EBITDA % (2)	9.6%	7.4%	7.3%	32.1%
Net Income (Loss)	$(6.0)	$(4.5)	$(29.0)	79.3%
Capital Expenditures	$51.4	$40.3	$53.2	(3.4%)

(1)	Adjusted EBITDA is a Non-GAAP financial measure. See the footnote discussion accompanying the financial statements.

(2)	Adjusted EBITDA % is adjusted EBITDA divided by revenue. See the footnote discussion accompanying the financial statements.
Core Services
In the second quarter of 2009, the company’s broadband offerings generated $195.4 million in revenue, an increase of $31.6 million, or 19.3% from the same period last year. This revenue growth is partially offset by the continued and expected decline in XO’s traditional Legacy/TDM services, which decreased $5.9 million, or 4.8% compared to the same period last year.
Second Quarter 2009 Service Revenue

				% ChangeQ2
($ in millions)	Q2 2009	Q1 2009	Q2 2008	2009 — Q2 2008
Core Broadband (1)	$195.4	$189.5	$163.8	19.3%
Core Integrated Voice	$74.5	$73.7	$82.0	-9.1%
Core Total	$269.9	$263.2	$245.8	9.8%
Legacy TDM Services	$115.7	$114.6	$121.6	-4.8%
Total Revenue	$385.6	$377.8	$367.4	5.0%

(1)	Formerly reported as “Core Data and IP Services”
Second Quarter Network and Operations Highlights
XO’s strong financial results for the second quarter of 2009 were in large part due to its major capital expenditure program which commenced in 2007. XO’s primary capital needs in the future will be to continue to support its capital expenditure program as well as to finance the cost of operations, to acquire capital assets in support of its operations, and to fund the redemption of its Class A preferred stock. The company believes that cash on hand and operating cash flow will be sufficient to finance its operational cash needs. The company is exploring various alternatives to obtain additional capital to fund the redemption of the Class A preferred stock and meet other strategic needs. The company believes that these alternatives should not include an issuance of high yield debt because such an issuance would be deleterious to the company for the following reasons: 1) the high cost of such debt will negatively affect the company’s ability to compete in the current highly competitive telecommunications environment and 2) the unduly burdensome restrictive covenants associated with such debt would impair the company’s ability to pursue potential strategic investments and to take advantage of other opportunities which may be necessary for the company to compete in the current highly competitive telecommunications environment.
During the quarter, XO delivered innovative new products and services that meet the ever-changing demands of today’s businesses. XO expanded its business continuity solutions portfolio by launching XO Connect, a multi-modal mass notification service that enables customers to deliver urgent communications to thousands of recipients simultaneously. XO also expanded its Ethernet solutions portfolio by offering its customers an increased number of incremental bandwidth options. Available in more than 75 metropolitan markets across the U.S., XO’s broad range of Ethernet access speeds allows its customers to create a customized XO Ethernet solution that meets their unique communications needs.
In addition, XO expanded its national footprint to include Raleigh, NC. Since XO officially launched service in the region in April, the company now has single and multi-location customers who are benefitting from the company’s converged broadband offerings including business class VoIP, IP Flex, IP Flex with VPN, XO SIP, MPLS IP-VPN and XO Anywhere, among others.
XO’s wholesale division continued to provide its carrier grade broadband solutions to customers throughout the U.S. and launched innovative services and pricing options such as Carrier Wavelength Flex. This program enables current and prospective customers using XO Wavelength to pay a flat, one-time fee to make changes to their high-capacity networks. This service helps customers respond to evolving business demands while avoiding costly early termination fees and new service initiation contracts.
During the second quarter of 2009, the company’s information technology (IT) team was recognized by CIO Magazine for its innovative use of IT to streamline operational efficiencies as it transitioned to a broadband-focused communications provider. XO was also named the Minority Corporate Counsel Association’s “Employer of Choice,” Frost & Sullivan’s “Emerging Company of the Year” and Customer Interaction Solutions Magazine‘s “Top Inbound Teleservices Provider.”
Corporate Highlights
On July 9, 2009, the company received a letter from ACF Industries Holding Corp. (“ACF Holding”), an entity wholly owned by Carl Icahn, the Chairman of the company’s Board of Directors, which owns the majority of the company’s common stock. The letter contained a non-binding proposal from ACF Holding to acquire all of the company’s outstanding common shares which it does not own, for consideration in the form of cash of $0.55 per share. The letter states that in no event is ACF or its affiliates prepared to be a seller of its shares of common stock in any transaction and therefore it will not sell or transfer its shares to a third party or vote in favor of a transaction which involves the sale or transfer of its shares to a third party. On July 10, 2009, the company’s Board of Directors established a Special Committee to consider, review, and evaluate ACF Holding’s proposal. The Special Committee has retained J.P. Morgan Securities Inc. to act as its financial advisor, Dechert LLP as its legal counsel and Bouchard Margules & Friedlander, P.A. as its Delaware legal counsel.
About XO Holdings
XO Holdings, Inc. (OTCBB: XOHO.OB) is the holding company of XO Communications, LLC (XOC) and Nextlink Wireless, Inc. (Nextlink).
XOC is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network and extensive local metro networks and broadband wireless facilities, XOC offers customers a broad range of managed voice, data and IP services in 75 metropolitan markets across the United States. For more information, visit www.xo.com.
Nextlink, whose services going forward have been integrated into XOC’s Carrier Services business unit, has historically provided alternative access, backhaul and diverse network solutions and services for the carrier, business and government markets. As one of the nation’s largest holders of fixed wireless spectrum, Nextlink delivers high-quality, carrier-grade broadband wireless solutions that scale to meet the demands of today’s converged world of communications — supporting next-generation mobile and wireline voice, data and video applications. For more information, visit www.nextlink.com.
XO, XOptions, XOptions Flex and all related marks are either registered trademarks or trademarks of XO Communications in the United States and/or other countries. Nextlink is a registered trademark of Nextlink Wireless, Inc. in the United States and/or other countries.
Cautionary Language Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing our ability to remain an industry leader, enhance our communications solutions, broaden our customer reach, grow our revenues, expand our market share, continue to deliver a broad range of high-capacity network services and mid-band Ethernet services, pursue growth opportunities, meet the growing demand for high-speed Internet access services, scale to multi-terabit capable router nodes and generate funds from operations or from future financing sufficient to fund our business plan and repay our scheduled obligations. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of XOC may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law.

This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial statements.
Accompanying financial statements located at http://www.xo.com/about/Pages/investor.aspx
Contact:
Courtney Harper/Cassidy Neveux/Charlotte Walker
Reputation Partners (for XO Communications)
T: 312-819-5722

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except for share and per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue:	$385,624	$367,370	$763,448	$728,519

Cost of service (Exclusive of depreciation and amortization)	229,565	213,273	449,569	441,615
Selling , general and administrative (1)	119,122	127,769	249,085	255,569
Depreciation and amortization	42,910	47,139	86,306	92,668
Impairment of LMDS Licenses	8,282	—	8,282	—
Loss (gain) on disposal of assets	2,562	(878)	4,077	(832)

Total costs and expenses	402,441	387,303	797,319	789,020
Loss from operations	(16,817)	(19,933)	(33,871)	(60,501)

Investment gain (loss), net	8,262	(15)	18,020	4,106
Interest income	3,554	801	7,461	1,678
Other income	—	1	—	251
Interest expense, net	(475)	(9,513)	(1,261)	(18,264)

Net loss before income taxes	(5,476)	(28,659)	(9,651)	(72,730)

Income tax expense	(518)	(342)	(810)	(684)

Net loss	(5,994)	(29,001)	(10,461)	(73,414)
Preferred stock accretion	(19,874)	(3,756)	(39,383)	(7,457)

Net loss allocable to common shareholders	$(25,868)	$(32,757)	$(49,844)	$(80,871)

Net loss allocable to common shareholders per common share, basic and diluted	$(0.14)	$(0.18)	$(0.27)	$(0.44)

Weighted average shares, basic and diluted	182,075,035	182,075,035	182,075,035	182,075,035

Total adjusted EBITDA (2)	$37,086	$26,743	$65,196	$32,233

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	June 30,	December 31,
	2009	2008
	(Unaudited)

Cash and cash equivalents	$281,885	$256,747
Marketable securities	115,129	117,148
Accounts receivable, net	139,122	152,622
Other current assets	42,410	41,200
Property and equipment, net	724,426	724,404
Intangible assets, net	45,233	53,515
Other assets	40,774	30,348

Total assets	$1,388,979	$1,375,984

Accounts payable and other current liabilities	$290,399	$314,903
Other long-term liabilities	95,270	84,930
Class A convertible preferred stock	267,860	259,948
Class B convertible preferred stock	593,997	573,795
Class C perpetual preferred stock	212,147	200,877
Total stockholders’ deficit	(70,694)	(58,469)

Total liabilities, preferred stock and stockholders’ deficit	$1,388,979	$1,375,984

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income (loss) before income taxes	$(5,476)	$(4,176)	$(28,659)	$(9,651)	$(72,730)

Depreciation and amortization	42,910	43,396	47,139	86,306	92,668

Loss (gain) on disposal of assets	2,562	1,515	(878)	4,077	(832)

Impairment of LMDS licenses	8,282	—	—	8,282	—

Investment gain and other income, net	(8,262)	(9,757)	15	(18,020)	(4,106)

Interest (income) expense, net	(3,079)	(3,121)	8,712	(6,200)	16,586

Other income	—	—	(1)	—	(251)

EBITDA	$36,937	$27,857	$26,328	$64,794	$31,335

Stock-based compensation	149	253	415	402	898

Adjusted EBITDA (2)	$37,086	$28,110	$26,743	$65,196	$32,233

(1)	In the fourth quarter of 2008, the Company determined that during each period between 2004 and the third quarter of 2008, it had incorrectly calculated the net present value for its underutilized operating leases. As a result, the Company’s underutilized operating lease liability was understated by $9.3 million as of June 30, 2008 and the net loss was overstated by $0.7 million for the three months ended June 30, 2008 and was understated by $0.8 million for the six months ended June 30, 2008. In addition, the Company recorded an immaterial prior period adjustment in December 2008.

(2)	Adjusted EBITDA is defined as net income or loss before depreciation, amortization, (gain)/loss impairment/disposal of assets, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings.